UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2023

Checkpoint Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38128	47-2568632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

95 Sawyer Road, Suite 110,

Waltham, MA 02453

(Address of principal executive offices)

(781) 652-4500

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CKPT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On July 28, 2023, Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with the investors named on the signature pages thereto (the “Purchasers”). The Purchase Agreement provided for the sale and issuance by the Company of an aggregate of: (i) 2,427,186 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable for up to an aggregate of 809,062 shares of Common Stock, (iii) Series A warrants (the “Series A Warrants”) to purchase up to 3,236,248 shares of Common Stock, and (iv) Series B warrants (the “Series B Warrants” and together with Series A Warrants, the “Warrants”) to purchase up to 3,236,248 shares of Common Stock. The offering price per Share and associated Warrants is $3.09 and the offering price per Pre-Funded Warrant and associated Warrants is $3.0899. Each Pre-Funded Warrants is exercisable for one share of Common Stock at an exercise price of $0.0001 per share and will expire when exercised in full. The Series A Warrants will be exercisable immediately upon issuance, will expire five years following the issuance date and have an exercise price of $2.84 per share. The Series B Warrants will be exercisable immediately upon issuance, will expire eighteen months following the issuance date and have an exercise price of $2.84 per share.

The securities described above and Placement Agent Warrants (as described below) were offered pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-270843) and a related prospectus supplement filed with the Securities and Exchange Commission (the “Registered Direct Offering”). The Company expects to receive gross proceeds from the Registered Direct Offering of approximately $10 million. The Offering is expected to close on or about July 31, 2023, subject to the satisfaction of customary closing conditions.

On May 22, 2023, the Company entered into an engagement letter with H.C. Wainwright & Co., LLC (the “Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the Registered Direct Offering. The Company will pay Wainwright (i) an aggregate cash fee equal to 7.0% of the gross proceeds of the Registered Direct Offering and (ii) a management fee equal to 1.0% of the aggregate gross proceeds of the Registered Direct Offering. The Company also agreed to pay Wainwright certain expenses of $75,000 for non-accountable expenses and $15,950 for clearing fees. Additionally, the Company has agreed to issue to Wainwright or its designees as compensation, warrants to purchase up to 194,175 shares of Common Stock, equal to 6.0% of the aggregate number of Shares and Pre-Funded Warrants placed in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of five years from the commencement of sales under the Offering and an exercise price of $3.8625 per share of Common Stock (equal to 125% of the offering price per share of Common Stock).

The foregoing summaries of the Purchase Agreement, the Pre-Funded Warrants, the Series A Warrants, the Series B Warrants and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference. The description of the terms of the Purchase Agreement, the Pre-Funded Warrants, the Series A Warrants, the Series B Warrants and the Placement Agent Warrants are qualified in their entirety by reference to such exhibits.

Item 8.01.	Other Events.

On July 31, 2023, the Company issued a press release announcing the pricing of the Registered Direct Offering described above in Item 1.01.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Common Stock Purchase Warrant

4.2	Form of Series A/B Common Stock Purchase Warrant

4.3	Form of Placement Agent Warrant

5.1	Opinion of Alston & Bird LLP

10.1	Form of Securities Purchase Agreement, dated as of July 28, 2023, by and between Checkpoint Therapeutics, Inc. and the Purchasers

23.1	Consent of Alston & Bird LLP (contained in Exhibit 5.1)

99.1	Press Release of Checkpoint Therapeutics, Inc., dated July 31, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKPOINT THERAPEUTICS, INC.

Date: July 31, 2023	By:	/s/ James F. Oliviero
	Name:	James F. Oliviero
	Title:	President and Chief Executive Officer